EXHIBIT 10.2

MODU SALE AGREEMENT

THIS MODU SALE AGREEMENT (this “Agreement”) is entered into on the 23rd day of July, 2012, by and between

(1)	TRANSOCEAN DISCOVERER 534 LLC, a company organized and existing under and by virtue of the laws of the State of Delaware (“Seller”); and

(2)	HELIX ENERGY SOLUTIONS GROUP, INC., a company organized and existing and by virtue of the laws of the State of Minnesota (“Buyer”)

(the Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS the Seller is the owner of the Unit (as defined below) which is currently warm-stacked in Johor, Malaysia, and subject to laid-up status from ABS (as defined below); and

WHEREAS the Buyer wishes to purchase, and the Seller wishes to sell, the Unit on the terms and conditions set forth below;

NOW, THEREFORE for and in consideration of the premises and the mutual agreements contained herein, the Buyer and the Seller hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions. In this Agreement, unless the context otherwise requires:

(a)	“ABS” means the American Bureau of Shipping.

(b)
“Affiliate” means, with respect to one of the Parties hereto, any other company or legal entity which (i) is owned or controlled by such Party, (ii) owns or controls such Party, or (iii) is under common ownership or control as such Party. As used in the preceding sentence, “control” shall mean the right or ability to control more than fifty percent (50%) of the voting rights of a company or entity.

(c)	“Business Day” means a day on which banks are open for business in New York City, USA, London, UK, and Singapore.

(d)	“Certificate of Acceptance” means the Certificate of Acceptance of Delivery in the form of Schedule 2 to be delivered at the Closing in respect of the Unit.

(e)	“Closing” means the consummation of the purchase and sale of the Unit.

(f)	“Closing Date” means the date of the Closing with respect to the Unit in accordance with Article 7.1.

(g)	“Closing Time” means the date and time stated on the Certificate of Acceptance of Delivery.

(h)	“Damages” has the meaning given in Article 10.1.

(i)	“Delivery Location” means the entrance to the Port of Singapore.

(j)	“De Minimis Losses” means Partial Losses that would not reasonably be expected to cost more than two per cent (2%) of the Sale Price in the aggregate to repair, replace or rectify.

(k)	“Gross Negligence” means conduct which a reasonable person would perceive to entail a high degree of risk of loss or physical injury to others coupled with heedlessness or indifference to or disregard of the consequences; provided that such heedlessness, indifference or disregard need not be conscious.

(l)
“Group” means, in relation to a Party, (i) that Party and its Affiliates, (ii) contractors and sub-contractors of that Party and/or its Affiliates and (iii) the respective officers, directors, agents and employees of any person within (i) or (ii) above, provided that members of the Seller’s Group shall never be deemed to be members of the Buyer’s Group.

(m)	“GST” means tax on goods and services chargeable on the transaction, and any similar replacement or additional tax such as Value Added Tax (VAT) and Sales Tax.

(n)	“Lien” means a lien, mortgage, security interest, pledge or other charge or encumbrance.

(o)
“Onboard Unit Equipment” means any machinery, engines, equipment, anchors, cable, pumps, tools, furniture, electrical, mechanical, or chemical, hydraulic and other systems, actually located onboard the Unit as listed in Part B of Schedule 1, incorporated into the Unit or attached to the Unit in each case at the date of the Inspection (as defined in Article 5.1(a)).

(p)	“Onshore Unit Equipment” means the equipment belonging to the Unit which is not located thereon, but is designated together with its current location in Part A of Schedule 1.

(q)
“Outside Date” means 31 August 2012, as may be postponed in accordance with Article 7.3 (or such later date as may be either (i) agreed between the Parties or (ii) if a Partial Loss occurs, required to allow Closing to occur pursuant to Article 9.2).

(r)	“Partial Loss” means:

(i)
any matter in respect of which the Unit is not in the Inspection Condition (as defined in Article 5.1(b) whether by reason of physical loss or damage to the Unit (or any part thereof) or otherwise; and/or

(ii)
the inability of the Seller to deliver any Onboard Unit Equipment or Onshore Unit Equipment which the Seller is required to deliver at Closing pursuant to this Agreement, which damage is covered under Seller’s hull and machinery policies (irrespective of deductibles), but excludes a Total Loss.

(s)
“Services Agreement” means the transition services agreement related to, and constituting a continuation of, the arrangement for the sale of the Unit, a form of which transition services agreement is attached hereto as Annex A, to be entered into between the Seller (or one of its Affiliates) and the Buyer on the Closing Date pursuant to which the Seller (or one of its Affiliates) shall, after Closing, arrange for certain services to be performed in order to to assist the Buyer in the overhaul of the Unit’s top drive and two gear boxes. Notwithstanding any stipulation to the contrary wherever contained, the Services Agreement will be solely goverened by the terms and conditions contained in such agreement.

(t)
“Tax” means any tax, fee, levy, duty or charge, including income, export, capital gains, sales, value added, transfer, customs, stamp, registration tax, fee, levy, duty or charge, that is assessed by any country or any other governmental authority and any fines, penalties or interest with respect to the foregoing.

(u)	“Total Loss” has the meaning given in Article 9.1.

(v)
“Unit” means the deepwater floater “Discoverer 534”, of Sonat Offshore Discoverer Class Design, originally built in 1975 by Mitsui Engineering & Shipbuilding, Japan, registered in Panama, Official No. 7240-76-H , IMO Number 7403469, with a gross tonnage of 17,284 T (registered). The Unit shall also include:

(i)	all non-proprietary equipment operating manuals that the Seller has in its possession;

(ii)	all non-proprietary software pertaining to the Unit except that specifically excluded below;

(iii)	all other non-proprietary technical and regulatory documents pertaining to the Unit that the Seller has in its possession;

(iv)	the Onshore Unit Equipment; and

(v)	the Onboard Unit Equipment.

Notwithstanding the foregoing, for the avoidance of doubt, the Unit shall not include:

(1)	any item of any kind which is not actually located on, incorporated in or attached to the Unit except as is designated above or in Schedule 1; or

(2)
any form of business management and preventive maintenance software or any other software the license to which does not allow transfer without the licensor’s consent, provided that Seller shall provide its reasonable assistance to Buyer upon Buyer’s written request to obtain such consent; or

(3)	any equipment or material belonging to a third party and listed on Part C of Schedule 1.

Items included in the definition of the “Unit”, but not located thereon, shall be delivered to the Buyer at their then current location onshore.  The Buyer shall be responsible for the payment to all licensors of any fees, expenses or costs associated with the transfer of any licensed software from the Seller or the Seller’s Affiliates to the Buyer or the Buyer’s Affiliates, to the extent Buyer requests transfer of such licenses. In this Agreement “non-proprietary” means free from intellectual property rights that restrict or prohibit transfer or assignment, and, for the purposes of this Agreement, all systems and software, manuals and other documents that have been developed by the Seller or an Affiliate of the Seller and listed on Part D of Schedule 1 shall be deemed to be “proprietary”.

(w)	“United States Dollars” (or “US$”) means the legal currency of the United States of America.

(x)
“Wilful Misconduct” means any intentional wrongful act (or intentional wrongful failure to act) with knowledge that such act (or failure to act) is wrongful and which is intended to cause injury to a person or loss of or damage to property.

(y)	“VAT” means value added tax chargeable under VATA 1994 and any similar replacement or additional tax.

(z)	“VATA 1994” means the Value Added Tax Act 1994 (as amended).

1.2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	Article headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

(b)	References to Articles and Schedules are to be construed as references to Articles of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

(c)	The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(d)
A reference to “law” or “regulation” includes any present or future regulation, rule, directive, requirement, request, or guideline (whether or not having the force of law) of any government entity, central bank or any self-regulatory or other supra-national authority;

(e)
The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement;

(f)	Words denoting the singular only shall include the plural and vice versa and words denoting a gender include every gender;

(g)
All references in this Agreement to contracts, agreements, and other documents shall be deemed to refer to such contracts, agreements and other documents as amended, modified and supplemented from time to time;

(h)
The exclusions and limitations of liability in Articles 4.1 of this Agreement shall be given a wide interpretation in favour of the Seller and the contra proferentem rule shall not in any case apply to the disadvantage of the Seller.  Where general words are used in any exclusion or limitation provision in favour of the Seller, such words shall not be limited by the nature of this Agreement, or by the character or effect of any breach of contract, breach of duty or any other act or omission (including negligence) alleged by the Buyer; and

(i)
References to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or amended or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision.

2.	SALE AND PURCHASE

The Seller hereby agrees to sell the Unit to the Buyer, and the Buyer hereby agrees to purchase the Unit from the Seller, upon the terms and conditions set forth in this Agreement.

3.	CONSIDERATION

3.1.
Sale Price.  Subject to the terms hereof, the aggregate purchase price (the “Sale Price”) to be paid by the Buyer to the Seller for the Unit is EIGHTY-FIVE MILLION UNITED STATES DOLLARS (US$ 85,000,000).  The Buyer and the Seller hereby agree that the Sale Price represents a purchase of the Unit as a unit and not a sale of the separate components.  The Onshore Unit Equipment together with the Onboard Unit Equipment are included in the Sale Price and have no value separate and apart from the Unit.

3.2.
Deposit.  As security for the fulfilment of this Agreement, the Buyer shall within five (5) calendar days of signing of this Agreement by both Parties, pay to the Seller a deposit equal to FOUR MILLION TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (US$ 4,250,000), representing five percent (5%) of the Sale Price (the “Deposit”), in immediately available funds by wiring the same to the Seller’s Bank Account on terms that the Seller undertakes to refund the Deposit to the Buyer when obligated to do so pursuant to this Agreement. The Deposit (together with any interest accrued thereon) shall be refunded to the Buyer only:

(a)	If the Unit suffers a Total Loss prior to Closing;

(b)	If the condition precedent set forth in Article 6.2(a) is not satisfied; and/or

(c)	If required pursuant to Articles 7.3(c) and 9.2(g).

Otherwise, the Deposit shall be non-refundable. If the Deposit is not paid in accordance with this Article 3.2, the Seller shall have the right to terminate this Agreement immediately by providing written notice to the Buyer.

3.3.
Closing Payment.  At Closing and subject to the provisions of this Agreement (including Articles 6 and 7 below), the Buyer shall pay to the Seller an amount (the “Closing Payment”) equal to the Sale Price less the Deposit.

3.4.
Wire Instructions.  All payments to the Seller under this Agreement, including the Closing Payment, are to be made in United States Dollars in immediately available funds, in full, without any set-off or counterclaim whatsoever, free and clear of any deductions or withholdings, to the following bank account (the “Seller’s Bank Account”):

Bank: Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco
Swift: WFBI US 6S
ABA: 121000248
Acct #: 4020009528]
Account of: Transocean Discover 534 LLC
Attention: N/A

or such other account as may be designated by the Seller in writing from time to time.

3.5.
If the Closing Payment is not paid in accordance with this Agreement and Seller is not in material breach of this Agreement, the Seller shall have the right to terminate this Agreement, in which case the Deposit (together with any interest accrued thereon) shall automatically be deemed to have been forfeited by the Buyer to the Seller, after which (save for any claims under Articles 10.1(a), 10.1(b) and/or 10.2(b)) neither Party shall have any claim of whatever nature against the other.  The Seller and the Buyer agree that the Deposit (together with any interest accrued thereon) represents a genuine and reasonable pre-estimate of the loss that the Seller would suffer in the event the Buyer fails to pay the Closing Payment in accordance with this Agreement.  Such Deposit is not a penalty but liquidated damages for the Seller’s loss of bargain.

4.	REPRESENTATIONS AND WARRANTIES

4.1.
Disclaimer of Warranties.  The Parties agree that at the Closing Time, the Unit will be delivered to the Buyer subject to laid up status from ABS and the Seller makes no representations or warranties as to what surveys, inspections or works may be required upon, or prior to reactivation of the Unit. The Buyer hereby represents and warrants to the Seller that the Buyer has inspected the Unit and its associated classification records and is fully satisfied with the condition and status thereof. The Parties agree that there is to be no dry-docking or diver’s inspection of the Unit prior to delivery or at the Closing Time. Except only as may be otherwise expressly stated in Article 4.3 below, the Buyer hereby acknowledges that the sale, purchase and delivery of the Unit is on an “AS IS, WHERE IS” basis, with all faults (whether or not reasonably discoverable by the Buyer or its surveyors on or before Closing) accepted by the Buyer, and that this Agreement and the sale and purchase of the Unit are WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY OR CONDITION, EXPRESSED OR IMPLIED, BY THE SELLER, AND THAT THE SELLER DOES NOT MAKE ANY WARRANTY, GUARANTY, OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE UNIT, INCLUDING AS TO SEAWORTHINESS, VALUE, DESIGN, OPERATION, MERCHANTABILITY, FITNESS FOR USE OR PARTICULAR PURPOSE OF THE UNIT OR AS TO THE ELIGIBILITY OF THE UNIT FOR ANY PARTICULAR TRADE, AND NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS AGREEMENT THE BUYER HEREBY WAIVES AS AGAINST THE SELLER AND ITS AFFILIATES ALL WARRANTIES, REMEDIES AND LIABILITIES ARISING BY LAW OR OTHERWISE (INCLUDING ON THE BASIS OF NEGLIGENCE OF ANY DEGREE) WITH RESPECT TO THE UNIT.  As between the Seller and the Buyer, the execution by the Buyer of the Certificate of Acceptance shall be conclusive proof that the Unit is in full and complete compliance with all requirements of this Agreement other than as stated in Article 4.3.

4.2.	Buyer’s Representations. The Buyer hereby represents, covenants and warrants to the Seller the following:

(a)
The Buyer is duly incorporated and validly existing under the laws of its country of incorporation and has full legal right, power and authority to enter into this Agreement and any other documents to which it is, or may become, a party which are referred to in this Agreement and to perform its obligations hereunder and thereunder.  The Buyer has power and authority to enter into and perform this Agreement and those documents and the execution and delivery of this Agreement and those documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised and no other corporate proceeding on the part of the Buyer is necessary to authorise the execution and delivery of this Agreement and any other documents relating thereto or to consummate the transactions contemplated hereby or thereby;

(b)
The execution or delivery of this Agreement and the other documents to which the Buyer is, or may become, a party which are referred to in this Agreement, and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.
conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorisation, written or oral, to or by which the Buyer is a party or is bound;

2.
conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of the Buyer’s certificate of incorporation, by-laws or equivalent governing instruments; or

3.	result in a violation by the Buyer of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, the Buyer.

(c)
This Agreement will be conducted in accordance with: (i) all applicable United States export and re-export controls and economic sanctions, including the International Emergency Economic Powers Act, the Export Administration Regulations and all other applicable economic sanctions laws and regulations, including the regulations set forth in 31 CFR Chapter V; and (ii) other applicable economic sanctions and export control laws in other countries in which the Buyer does business.  The Buyer warrants and covenants that it will not transfer, export or re-export the items that are subject of this Agreement to: Iran, Sudan, Cuba, Syria or North Korea; entities owned or controlled by the governments of Iran or Sudan; any Cuban national, wherever located; or any individual or entity included on the List of Specially Designated Nationals and Blocked Persons maintained by the US Treasury Department’s Office of Foreign Assets Control, except to the extent appropriate licenses are first obtained by Buyer any such purpose.

4.3.	Seller’s Representations. The Seller hereby represents, covenants and warrants to the Buyer the following:

(a)
The Seller is the legal and beneficial owner of the Unit, the Onshore Unit Equipment and the Onboard Unit Equipment, and there are no employees, operations or business that will attach to the Unit and that the Buyer will assume;

(b)	On Closing, the Unit, the Onshore Unit Equipment and the Onboard Unit Equipment will be free of any and all Liens;

(c)
The Seller is duly formed and validly existing under the laws of its country of formation and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder.  The Seller has power and authority to enter into and perform this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorised and no other corporate proceeding on the part of the Seller is necessary to authorise the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(d)	The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.
conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which the Seller is a party or is bound;

2.	conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Seller’s certificate of formation, by-laws or equivalent governing instruments; or

3.	result in a violation by the Seller of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, the Seller.

(e)	There are to Seller’s knowledge no claims pending or threatened against Seller or the Unit that could reasonably be anticipated to result in a Lien on the Unit.

(f)	The Seller has not executed a contract that obligates the Unit to perform any drilling or other services.

5.	CERTAIN COVENANTS

5.1.	Condition of Unit for Purposes of Closing.

(a)
The Buyer hereby represents and warrants to the Seller that the Buyer (or its appointed representative) inspected the Unit (including its equipment on board and onshore) and its associated ABS classification records in the period from 30 May 2012 to 7 June 2012 (the “Inspection”) and accepts and is fully satisfied with the condition and status thereof. The Parties agree that there is to be no dry-docking or diver’s inspection of the Unit prior to delivery. The Seller further agrees, subject to the Buyer’s payment of the Deposit, to make the captain, chief engineer, ETO, and drilling superintendent of the Unit available for a period of five (5) consecutive calendar days to perform a walk through of the Unit with the Buyer’s project team and provide responses to Buyer’s reasonable inquiries regarding the status of the Unit.

(b)
The Seller agrees that, solely for the purpose of determining whether the Buyer shall have the obligation to close, the Unit is to be in, at the Closing Date, the same overall condition, irrespective of any class conditions or recommendations, as at the time of the Inspection, fair wear and tear excepted and subject to De Minimis Losses and the provisions of Article 9.2 (“Inspection Condition”); PROVIDED THAT if the Buyer fails to notify the Seller prior to the Closing Date that the Unit is not in such Inspection Condition, the Unit will be conclusively presumed to be in such Inspection Condition at the Closing Date for all purposes of this Agreement and the Buyer shall have no further rights hereunder in connection with the actual condition or composition of the Unit.  The Buyer shall provide written notice to the Seller prior to the Closing in the event that the Buyer believes that the Unit is not in the Inspection Condition, and/or that the composition of the Unit is not as required by this Agreement. Any such notice shall specifically list the deficiencies claimed by the Buyer and must be subject to reasonable verification by the Seller (with any actual deficiencies referred to herein as “Deficiencies”). In the event the Buyer notifies the Seller of Deficiencies, such Deficiencies shall be subject to the provisions of Article 9.2.  Under no circumstances shall the Seller be liable or obligated after the Closing Date to the Buyer with regard to the physical condition or composition of the Unit, the Onshore Unit Equipment or the Onboard Unit Equipment unless otherwise stated in Article 4.3 above, and the Buyer hereby agrees that all rights it may otherwise have in connection therewith shall be automatically and irrevocably waived from and after Closing without any further act of the Buyer or the Seller.

(c)
Subject to (i) the payment of the Deposit by the Buyer pursuant to Article 3.2 hereto, (ii) the Buyer signing the Seller’s letters of indemnity in the form set out in Schedule 3 to this Agreement, and (iii) the Buyer providing the Seller with written evidence that the Buyer has procured suitable insurance (including waiver of subrogation in favour of the Seller’s group) to adequately cover the risk of injury to, illness or death of such representatives, the Buyer shall have the right to put three (3) representatives on board the Unit at the Buyer’s own cost, risk and liability up to two (2) weeks prior to the Closing to confirm that the Unit is in the Inspection Condition; PROVIDED, HOWEVER, that any such attendance shall not be conducted in such a way as to interfere in any material respect with the operation of the Unit.  In the event the Closing of the sale and purchase of the Unit does not take place for any reason, the Buyer shall immediately remove, at the Buyer’s expense, any person the Buyer has placed on the Unit.  For the avoidance of doubt, Buyer’s representatives shall be forbidden from soliciting any employees of the Seller or its Affiliates without the prior written consent of the Seller pursuant to Article 16.1 below.  Seller shall have the right to remove Buyer’s representatives for any reason and Buyer shall have the right to replace such representatives at Buyer’s cost.

(d)
For the avoidance of doubt, the Buyer agrees that no re-activation of any part of the Unit from its warm stacked status shall be required on the part of the Seller in order for the Unit to be in the Inspection Condition. There shall be no testing of the functionality of any part of the Unit or its equipment prior to delivery. For the avoidance of doubt, any deterioration of the Unit due to normal corrosion after the date of the Inspection for the time and place of the Unit’s location shall be treated as fair wear and tear.

6.	CONDITIONS PRECEDENT

6.1.
Buyer’s Conditions Precedent.  The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction or waiver by the Buyer of the below-listed conditions precedent:

(a)	The Unit shall be in the Inspection Condition; and

(b)
The representations and warranties of the Seller set forth in Article 4.3 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

6.2.
Seller’s Conditions Precedent.  The obligations of the Seller to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction (or waiver by the Seller) of the below-listed conditions precedent:

(a)
Issuance of any required authorization, sanction, licence or approval for the transactions contemplated by this Agreement, under relevant laws or agreements, including those required by all relevant customs laws and notifications and by flagging and registry authorities for transfer of the Unit to the Delivery Location. The Seller shall use its reasonable endeavors to obtain such approvals as soon as reasonably practicable; and

(b)
The representations and warranties of the Buyer set forth in Article 4.2 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

7.	CLOSING

7.1.
Closing.  Subject to the other terms and conditions of this Agreement, the Seller shall sell and the Buyer shall purchase the Unit, and the Closing shall be held in London at the offices of Ince & Co at International House, 1 St Katharine’s Way, London E1W 1AY. The Closing shall take place on a Business Day nominated in writing by the Seller (the “Closing Date”), which shall be a date between July 23, 2012 and on or before the Outside Date, but as soon as reasonably practicable. The Seller shall provide the Buyer with eighteen (18) and five (5) calendar days’ approximate notice and three (3) days’ definite notice of when the Seller intends to deliver the Unit.

7.2.
Documents to be Delivered by Seller and Buyer.  On the Closing Date, representatives of the Seller and the Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Unit.

(a)
Seller’s Deliveries.  Simultaneously with the Seller’s receipt of  Sale Price and delivery of the items listed in Article 7.2(b), the Seller shall deliver to the Buyer the following in respect of the Unit:

1.
An executed (and, if necessary, notarized and/or apostilled) Bill of Sale for the Unit in a form acceptable for recording at the country in which the Buyers are to register the Unit (the “Bill of Sale”), and any other documents reasonably required for Buyer to change the registry of the Unit. The Seller must be informed at least 10 Business Days prior to the Closing Date of the Country or the Country shall be presumed to be the Republic of Panama;

2.	A certified copy of a resolution of the board of directors of the Seller approving the terms of this Agreement and the transactions contemplated herein;

3.	A Certificate of Good Standing of the Seller (or the equivalent document in the country of incorporation of the Seller);

4.
A certified copy of a Certificate of Incumbency for the Seller (or the equivalent document in the country of incorporation of the Seller) showing a list of the current directors and officers of the Seller;

5.	A certificate in English stating that the Seller’s representations, covenants and warranties made in Article 4.3 are true and correct as of the Closing Date.

6.
(If separate from the resolution referred to in Article 7.2(a)2 above) an original Power of Attorney of the Seller, duly notarised and apostilled, authorising the Seller’s appointed representatives to execute all necessary documents and take all necessary action in order to sell the Unit to the Buyer;

7.
Any non-proprietary technical or regulatory documentation pertaining to the Unit which the Seller may have in its possession or, to the Seller’s knowledge, the possession of any of its Affiliates and which is not already aboard the Unit, including applicable class certificates, class attestations, loadline certificates, operating manuals, radio licenses, and engineering drawings; PROVIDED, HOWEVER that the Seller does not represent that (a) it has in its possession (or shall have in its possession at Closing) any such documentation, (b) any documentation that it does have (or may have at Closing) is (or shall be) current, valid or correct, and (c) the Unit is (or shall be) capable of obtaining any needed documentation;  PROVIDED further that the Seller shall have no obligation to seek, obtain or deliver to the Buyer any documentation which is not in its possession or control at Closing.  The Buyer shall also be entitled to retain a hard copy of the Unit’s preventive maintenance records, PROVIDED that this documentation may be provided to the Buyer’s representatives either onboard the Unit or at the onshore location of the documentation; and

8.
A certified copy of a Transcript of Register for the Unit dated no more than five (5) Business Days prior to the Closing Date reflecting that there are no mortgages, liens or other encumbrances recorded on the Unit.

(b)
Buyer’s Deliveries.  Simultaneously with delivery of the Unit as contemplated herein  and the items set forth in Article 7.2(a), the Buyer shall pay the Sale Price to the Seller in full and free of bank charges in accordance with Article 3.3 and 3.4, and shall deliver to the Seller the following in respect of the Unit:

1.
A receipt from the bank of the Buyer evidencing the irrevocable and unconditional transfer of the Closing Payment  to the Seller's Bank Account (provided that, for the avoidance of doubt, Closing shall not take place until the Closing Payment has been received into the Seller’s Bank Account);

2.	A certified copy in English of a resolution of the board of directors of the Buyer approving the terms of this Agreement and the transactions contemplated herein;

3.	A Certificate of Good Standing of the Buyer in English (or the equivalent documents in the country of incorporation of the Buyer);

4.
Certified copies of Certificate of Incumbency for the Buyer (or the equivalent documents in the country of incorporation of the Buyer) showing a list of the current directors and officers of the Buyer with a certified translation in English;

5.
Original Power of Attorney in English of the Buyer, duly notarised and apostilled, authorising the Buyer’s appointed representatives to execute all necessary documents and take all necessary action in order to purchase the Unit from the Seller; and

6.	A certificate in English stating that the Buyer’s representations, covenants and warranties made in Article 4.2 are true and correct as of the Closing Date.

7.3.	Outside Date.

(a)
In the event that the Closing does not occur on or before the Outside Date or Extended Outside Date (as applicable), for whatever reason (save as provided in Article 3.2), either Party may terminate this Agreement by providing written notice to the other, in which case the Deposit (together with any interest accrued thereon) shall be retained by the Seller and neither Party shall have any further obligation hereunder to the other Party.

(b)
In the event that the Closing does not occur on or before the Outside Date by reason of a breach of this Agreement by the Seller, the Parties hereby agree that the Closing Date shall be extended by a period of 10 (ten) Business Days (the “Extended Outside Date”) in order to allow the Seller time to cure such breach and proceed to Closing.

(c)
In the event that the Closing does not occur on or before the Extended Outside Date by reason of a breach of this Agreement by the Seller, the Buyer may terminate this Agreement by providing written notice to the Seller, in which case the Deposit together with any interest accrued thereon shall be returned to the Buyer within 5 days of termination thereafter, after which (save for any claims under Articles 10.1(a), 10.1(b) and/or 10.2(b)) neither Party shall have any claim of whatever nature against the other.

8.	DELIVERY AND POST-CLOSING MATTERS

8.1.
The Unit shall be delivered to the Buyer free from all Liens.  Concurrently with the delivery of the Bill of Sale, (i) the Seller shall deliver to the Buyer, and the Buyer shall accept from the Seller, the Unit, and (ii) each Party shall acknowledge such delivery and acceptance by executing and delivering the Certificate of Acceptance.  The risk of loss, and title to the Unit, shall pass to the Buyer as of the Closing Time.

8.2.
The Unit with the Onboard Unit Equipment shall be delivered to the Delivery Location. Seller shall at its cost and expense prepare the Unit to be transferred from its current location to the Delivery Location and secure all licenses and permits relating thereto.

8.3.	Buyer shall take control of the Unit after Seller confirms that the Sale Payment has been received into the Seller’s Bank Account, at which time Buyer may move the Unit from the Delivery Location.

8.4.	Upon delivery of the Unit pursuant to Article 8.1 above, the Buyer shall change the name of the Unit and within thirty (30) days alter all markings on the Unit accordingly.

8.5.
The Buyer shall be responsible for obtaining any licenses, permits and other similar governmental or other authorizations as well as for filing appropriate documentation as required by the laws of the country in which the Unit is delivered, in relation to the movement of the Unit from and after the Closing.  This includes but is not limited to customs declarations, authorizations, permits and licenses.

8.6.
The Buyer shall, no later than thirty (30) calendar days after the Closing and at its sole cost and expense remove all equipment specified in Schedule 1 Part A which is located onshore at the yard(s). If the Buyer has not removed such equipment after the said period of thirty (30) days, the Buyer acknowledges and agrees that the Seller has the right to dispose of the said equipment in any manner it sees fit.  Such disposal and the cost of storage and or demurrage until such time that the equipment is suitably disposed shall be at the Buyer’s cost.

8.7.	Upon Closing, the Buyer and Seller shall enter into the Services Agreement.

8.8.
The Buyer agrees to provide to the Seller and the Seller agrees to provide to the Buyer, all requisite documentation and assistance as may be required for completion of any customs procedures and formalities associated with this sale.

8.9.
The Buyer warrants that, for a period of two (2) years following the Closing, the Unit shall not be used for conventional drilling purposes, except for top hole drilling services provided as ancillary services with respect  to the plugging and abandoning of a well.

9.	TOTAL LOSS; PARTIAL LOSS

9.1.
Total Loss. If during the period between the date of this Agreement and the Closing Time, there is an actual total casualty loss, constructive total casualty loss or compromised total casualty loss (collectively, a “Total Loss”) of the Unit, this Agreement shall terminate and neither Party shall have any further claim of whatsoever nature against the other.

9.2.	Partial Loss.

(a)
If during the period between the date of this Agreement and the Closing Time, the Unit suffers a Partial Loss, then the terms of this Article 9.2 shall apply and the Seller shall provide written notice to the Buyer of such Partial Loss.

(b)
The Parties agree that the Seller shall not be required to remedy De Minimis Losses, whether pursuant to Articles 5.1 or 9 or otherwise.  In respect of Partial Losses other than De Minimis Losses, the following provisions of this Article 9.2 shall apply.

(c)
At the time of giving the notice referred to in paragraph (a) above, the Seller shall either (i) notify the Buyer that the Seller will perform the work necessary to cause the Unit to meet the requirements specified herein (“Repair Work”), or (ii) notify the Buyer that the Seller does not intend to perform the Repair Work, in which case the provisions of Articles 9.2(d)and 9.2(e) shall apply.

(d)
If the Seller notifies the Buyer that it does not intend to perform the Repair Work, and the Parties are able to agree in writing on the costs of such Repair Work or other acceptable Sale Price reduction within ten (10) Business Days of the Buyer’s receipt of notice under paragraph (a) above, the Sale Price shall be reduced by such agreed amount and the sale shall be completed as soon as reasonably practicable.

(e)
If the Seller notifies the Buyer that it does not intend to perform such Repair Work, and the Parties are unable to agree in writing on the costs of the Repair Work or other acceptable Sale Price reduction within the time period specified in Article 9.2(d), then the Parties shall mandate Noble Denton to assess the reasonable cost of carrying out such Repair Work.  Noble Denton shall provide an assessment of such cost with reasons and the Parties agree that such amount shall constitute the amount for the Repair Work in question and such assessment shall be final and binding upon both Parties and the Sale Price shall be reduced by such amount and the sale shall be completed as soon as reasonably practicable.

(f)
If, under Article 9.2(e), Noble Denton is required to assess any damage to the Unit and quantify the cost of any Repair Work, Noble Denton shall be instructed jointly by the Parties to carry out such assessment and quantification, such appointment expressly to require Noble Denton to act impartially when carrying out such assessment and quantification.  The cost of any such appointment is to be shared equally between the Parties.

(g)	If the Repair Work in the reasonable opinion of Noble Denton is likely to last more than ninety (90) calendar days the Buyer shall have the right to terminate this Agreement by notice to the

Seller. In such case, the Deposit shall be refunded to the Buyer within five (5) Business Days of the Seller’s receipt of such notice.

10.	INDEMNITY AND LIABILITY

10.1.
Buyer’s Indemnities.  The Buyer shall defend, release, indemnify and hold harmless the Seller’s Group from and against all liens, claims, demands, causes of action, liability, damages, costs, expenses and losses (including attorneys’ fees) (collectively, “Damages”) which arise out of or in connection with:

(a)	injury to, illness or death of any member of the Buyer’s Group; and/or

(b)	loss of or damage to the property of any member of the Buyer’s Group (including the Unit on or after the Closing Time); and/or

(c)	the presence of employees, subcontractors, invitees, customers and/or agents of the Buyer or its Group on the Unit; and/or

(d)	the Unit or the operation of the Unit to the extent the alleged event giving rise to such claim occurred on or after the Closing Time; and/or

(e)
any breach of any of the representations or warranties made by the Buyer in Article 4.2 or any breach by the Buyer of any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.2.
Seller’s Indemnities.  Subject to Article 10.1 above and the other provisions of this Agreement, including Articles 4.1 and 11, the Seller shall release, indemnify, defend and hold the Buyer harmless from and against any Damages arising out of or in connection with:

(a)	claims made against the Unit which have been incurred prior to the Closing Time; and/or

(b)
any breach of any of the representations or warranties made by the Seller in Article 4.3 or any breach by the Seller of any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.3.	General Indemnity and Liability Provisions.

(a)	Application of Indemnities.

(i)
No person shall be entitled to rely on or enforce any indemnity or any exclusion or limitation of liability contained in this Agreement to recover (or exclude or limit that person’s liability in respect of) any losses caused by that person’s Gross Negligence or Wilful Misconduct, or by the Gross Negligence or Wilful Misconduct of any other person within the same Group.

(ii)
Subject only to paragraph (i) above, all of the indemnities, allocations of risk, limitations and exclusions of liability and other agreements contained in this Article 10 or elsewhere in this Agreement shall apply (to the extent permitted by law) notwithstanding the negligence of any person or party, strict liability, liability imposed by statute, or any other breach of obligation of any person or any other event or condition.  Indemnified Parties (as defined in paragraph (c) below) shall be entitled to reasonable attorneys’ fees incurred in asserting or enforcing the indemnities granted herein.

(b)
Consequential Damages.  Without prejudice to any provisions of this Agreement, in no event shall either the Seller, on the one hand, or the Buyer, on the other, be liable to the other (or to any other party claiming indemnification hereunder) for any loss of use, loss of revenue, profit or anticipated profit, delay, business interruption and other similar losses, whether direct or indirect, and any indirect or consequential losses whatsoever.

(c)
Recouped Amount. If, after an indemnity payment (an “Indemnity Payment”) is made under this Article 10 by a Party owing a duty of indemnification hereunder (an “Indemnifying Party”) to a party claiming indemnification (an “Indemnified Party”), any Indemnified Party receives, directly or indirectly, any refund, rebate, credit, settlement or other payment or amount from any person relating to such Indemnity Payment (a “Recouped Amount”) which was not included in the Indemnifying Party’s favour when calculating the Indemnity Payment, the Indemnified Party shall promptly inform the Indemnifying Party and pay an amount equal to the Recouped Amount to the Indemnifying Party. In addition, if any Indemnified Party becomes aware of circumstances that could reasonably give rise to a Recouped Amount, the Indemnified Party shall promptly so notify the Indemnifying Party and shall use commercially reasonable efforts to collect and obtain such potential Recouped Amount.

(d)
Indemnification Notices for Claims. If any Indemnified Party is seeking indemnification under this Agreement from an Indemnified Party, the Indemnified Party shall give prompt written notice of the claim to the Indemnifying Party describing in reasonable detail the nature of the claim, an estimate of the loss or damages attributable to the claim (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification hereunder.

11.	TAXES AND FEES

11.1.	Apportionment of Tax Liabilities.

(a)
The Seller shall solely bear all corporate income tax and/or, capital gains tax assessed on account of this sale. The Seller shall bear all Taxes and customs charges resulting from the move of the Unit to the Delivery Location.

(b)
If any GST or any indirect taxes of similar nature are chargeable on the Sale Price of the Unit, the Seller shall submit to the Buyer an invoice containing the GST amount (or an invoice containing any indirect tax of similar nature) and the Buyer shall pay the Seller the amount of such GST (or any indirect tax of similar nature) on presentation to the Buyer of such GST invoice.

(c)
Except as otherwise stated in paragraph (a) above, the Buyer shall bear all other Taxes including all transfer, registration, customs duties, stamp duties, fees, import, excise and any other type of Taxes, fees and charges which are assessed on account of or in connection with the sale or a deemed importation of the Unit as a result of or in connection with the sale, whether or not levied directly upon the Buyer or an Affiliate of the Buyer, and the Sale Price shall be net of such amounts.  As used herein, the expression “Taxes, fees and charges” shall include fines, penalties and any interest with respect to Taxes, fees and charges.

11.2.
Seller’s Tax Indemnity to Buyer etc.  The Seller shall be liable for and shall indemnify the Buyer and the Buyer’s Affiliates against any and all Damages arising out of or relating to any Tax for which the Seller is responsible under Article 11.1.

11.3.
Buyer’s Tax Indemnity to Seller etc.  The Buyer shall be liable for and shall indemnify the Seller and the Seller’s Affiliates against any and all Damages arising out of or relating to any Tax for which the Buyer is responsible under Article 11.1.

11.4.
Registry Fees.  Any fees and expenses in connection with the registration under Buyer’s flag shall be for Buyer’s account, whereas similar charges in connection with the closing of the Seller’s registry shall be for Seller’s account.

12.	CHOICE OF LAW AND VENUE

12.1.
Choice of Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with English law, without regard to its rules of conflict of laws that would require the application of laws of a different jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF

THE COURTS OF ENGLAND IN LONDON (THE “CHOSEN COURTS”), FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES NOT TO COMMENCE ANY SUCH PROCEEDINGS EXCEPT IN THE CHOSEN COURTS.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.2.
Seller’s Agent for Service of Process.  The Seller hereby irrevocably appoints Ince Process Agents Limited at its registered office (presently being at 5th floor, International House, 1 St Katharine’s Way, London E1W 1AY) as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts in connection with this Agreement.

12.3.
Buyer’s Agent for Service of Process.  The Buyer hereby irrevocably appoints EC3 Services Limited at its registered office in England (presently being at St Botolph Building, 138 Houndsditch, London EC3A 7AR) (or such other person being a firm of solicitors resident in England as it may substitute by notice) as its agents to receive and accept on its behalf any process or other document relating to any proceedings in the English courts in connection with this Agreement.

13.	COST OF THE TRANSACTION; AGENCY FEES

13.1.
Whether or not the transactions contemplated hereby shall be consummated, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement.  In particular the Buyer shall be fully responsible for the costs incurred by it in carrying out the inspection of the Unit, inclusive of logistical requirements such as helicopter flights. The Seller shall be responsible for any payment of the brokerage fees to Pareto Offshore AS.

14.	NOTICES

14.1.
All notices and other communications (“Notices”) under this Agreement shall be in writing and shall be marked for the attention of the person, and sent to the address, or fax number, given in this Article (or such other address, fax number or person as the recipient may notify the other party in accordance with the provisions of this Article) and shall be delivered personally, or sent by fax, or by international courier service.

14.2.	A Notice shall be deemed to have been given:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of delivery by international courier service, two (2) Business Days after being delivered into the custody of such service; and

if deemed receipt under the previous paragraphs of this Article 14.2 is not within business hours of the place of receipt (meaning 9 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.  To prove service it is sufficient to prove that the Notice was transmitted by fax to the fax number of the party or, in the case of international courier service, that the envelope containing the notice was properly addressed and delivered to the courier company.

14.3.	The addresses for service of Notice are:

Seller:

Transocean Discoverer 534 LLC
4 Greenway Plaza
Houston, Texas 77046
Attn:  Larry D. McMahan

with copies to:

Transocean Management Limited
Chemin de Blandonnet 10
CH-1214 Vernier
Switzerland
Attn: Christophe Raimbault
Fax:  +41 22 930 9094

and

Ince & Co LLP
International House
1 St Katharine’s Way
London E1W 1AY
UK
Fax: +44 20 7481 4968
Ref: RBE/LSJ/8465/8777

Buyer:

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77006

For the attention of:                    Owen Kratz
Fax number:                                +1 281 618 0505

with copy to:

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77006

For the attention of:                    Alisa Johnson
Fax number:                                +1 281 618 0505

15.	ENTIRE AGREEMENT

15.1.
This Agreement, and any documents referred to in it, constitute the entire agreement between the Parties and supersede any arrangement, understanding or previous agreement between them relating to the subject matter they cover. Each Party acknowledges that in entering into this Agreement, and any documents referred to in it, does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents. Nothing in this Article 15 operates to limit or exclude any liability for fraud.

16.	EMPLOYEES

16.1.
The Buyer undertakes that neither it nor any of its Affiliates shall solicit any employees of the Seller or its Affiliates without the prior written consent of the Seller; provided that Seller shall cooperate reasonably with the Buyer with regard to the employment by Buyer of Seller’s personnel currently assigned to the Unit.

16.2.
Solicitation by the Buyer or any Affiliate thereof by way of a general newspaper advertisement or other general solicitation that does not specifically target an employee or group of employees of the Seller or an Affiliate thereof shall not be considered a violation of Article 16.1 above.

17.	PUBLICITY

17.1.
Unless a Party has obtained the prior written consent of the other Party or has already publicly disclosed the information that the other Party intends to disclose, each Party agrees to treat as confidential all documents and other information which it may obtain in connection with this Agreement and neither party shall make any broadcast, press release, advertisement, public disclosure or other public announcement or statement with respect to this Agreement, including the Sale Price, the Unit or any of the terms or conditions hereof, unless required by law or the rules of any stock exchange. However, the Seller or its Affiliates may disclose such information without the Buyer’s prior written consent in the Fleet Status Reports or Fleet Status Update Summaries of Transocean Ltd. to the extent the Seller or its Affiliates believe that it is necessary or prudent to do so.

18.	GENERAL

18.1.
The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

18.2.
Save as provided in Articles 10 and 11, this Agreement and the documents referred to in it are made for the benefit of the Parties and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else. Notwithstanding the foregoing the Buyer may transfer the rights hereunder to any of its Affiliates, which are organized and existing under and by virtue of the laws of any OECD country, without the prior consent of the Seller provided that the Buyer remains responsible for the payment of the Sale Price.

18.3.	No amendment or addition to this Agreement shall be valid unless agreed in writing by each of the Parties hereto.

18.4.
This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

18.5.
The provisions of Articles 10, 11, 12, 13, 14, 15, 16, 17 and this Article 18.5 and any other provisions which, due to their nature should reasonably be expected to survive, shall survive any termination of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

TRANSOCEAN DISCOVERER 534 LLC By: /s/ Larry McMahan Name: Larry McMahan Title: President	HELIX ENERGY SOLUTIONS GROUP, INC. By: /s/ Anthony Tripodo Name: Anthony Tripodo Title: Executive Vice President and Chief Financial Officer

ANNEX A

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of 23 July 2012, between TRANSOCEAN DISCOVERER 534 LLC, a company organized and existing under and by virtue of the laws of the State of Delaware, or one of its Affiliates (“Seller”) and HELIX ENERGY SOLUTIONS GROUP, INC., a company organized and existing and by virtue of the laws of the State of Minnesota (“Buyer”) (the Seller and the Buyer are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS Seller and Buyer have entered into a MODU Sale Agreement dated as of the date hereof(the “MODU Sale Agreement”), pursuant to which the Seller has agreed to sell and the Buyer has agreed to purchase, on the terms and subject to the conditions therein set out, the deepwater floater drilling rig known as the “Discoverer 534” (the “Unit”);

AND WHEREAS, the Buyer desires that the Seller arrange for certain services to be provided to the Buyer during the Transition Period (as defined hereunder);

AND WHEREAS, the Seller is willing, on the terms and subject to the conditions herein set out, to arrange for the Services (as defined hereunder) to be provided during the Transition Period;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby intend to be legally bound by this Agreement and the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

    Section 1.1. Definitions.  The following terms shall have the meaning ascribed thereto when used throughout this Agreement and the Exhibits hereto:

       (a) “Affiliate” shall mean, with respect to any Person, any other company or legal entity which (i) is owned or controlled by such Person, (ii) owns or controls such Person, or (iii) is under common ownership or control as such Person.  As used in the preceding sentence, “control” shall mean the right or ability to control more than fifty percent (50%) of the voting rights of a company or entity.

       (b) “Applicable Law” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, orders, interpretations, permits, judgments, decrees, injunctions, writs and orders of any Governmental Authority or arbitrator that apply to any of the Parties, the Unit, or the terms of this Agreement.

       (c) “Business Day” shall mean any day other than a Saturday or Sunday on which banks are open for business in New York, USA, London, UK and Singapore.

       (d) “Claims” all liens, claims, demands, causes of action, liability, damages, costs, expenses and losses (including attorneys' fees).

       (e) “Completion Date” shall mean the time and date upon the completion of the Services.

       (f) “Consequential Loss” shall mean (i) consequential or indirect loss under English law; and (ii) loss and/or deferral of production, loss of product, loss of use, loss of revenue, profit or anticipated profit (if any), Claims related to business interruption, howsoever caused, in each case whether direct or indirect and whether foreseeable or not.

       (g) “Delivery Date” means the date and time when the Unit is delivered to the Buyer pursuant to the MODU Sale Agreement.

       (h) “Governmental Authority” means any federal, state, local, municipal or other governmental, administrative, judicial or regulatory entity having or asserting jurisdiction over a Party, the Unit or this Agreement.

       (i) “Gross Negligence” means such wanton and reckless conduct, carelessness or omission as constitutes in effect an utter disregard for harmful, foreseeable and avoidable consequences

       (j) “Group” means, in relation to a Party, (i) that Party and its Affiliates, (ii) contractors and sub-contractors of that Party and/or its Affiliates and (iii) the respective directors, officers, agents and employees of any Person within (i) or (ii) above.

       (k) “Person” means any corporation, partnership, limited partnership, limited liability company or individual.

       (l) “Regardless of Cause” means whether or not any Claim is asserted to have arisen by virtue of tort (including negligence), breach of statutory duty, breach of contract (including this Agreement) or quasi-contract, strict liability, breach of representation or warranty (express or implied), breach of any laws, regulations, rules or orders of any government or other authority having jurisdiction, or otherwise, on the part of the Party or other Person seeking indemnity or of any other Person;  except where expressly stated to the contrary, Regardless of Cause also means whether or not any Claim is asserted to have arisen by virtue of (i) Gross Negligence, (ii) Wilful Misconduct or (iii) deliberate repudiatory breach of this Agreement or any other contract, on the part of the Party or other Person seeking indemnity or of any other Person.

       (m) “Serviced Equipment” means the equipment identified on Exhibit A as being subject to the Services.

       (n) “Termination Date” means the date which is earliest of (i) the date the Unit becomes an actual or is declared a constructive or compromised total loss, or (ii) the Completion Date.

       (o) “Third Party” shall mean any party which is not a member of the Seller’s Group or the Buyer’s Group.

       (p) “Transition Period” means the period between the Delivery Date and the Termination Date.

       (q) “Wilful Misconduct” shall mean any intentional wrongful act (or intentional wrongful failure to act) with knowledge that such act (or failure to act) is wrongful and which is intended to cause injury to a Person or physical loss of or damage to property.

Any term used herein which is defined in the MODU Sale Agreement and not otherwise defined herein shall bear, in this Agreement, the meaning attributed to it in the MODU Sale Agreement.

ARTICLE I

SERVICES

    Section 1.1. Services.  The Seller hereby agrees to cause to be provided through its Affiliates or other third parties , the services described in Exhibit A hereto with respect to the Unit (the “Services”), subject to the terms and conditions hereof, in particular the indemnity obligations of the Buyer.  The Completion Date shall be no later than December 1, 2012. The Services shall be performed at Seller’s risk and cost; the consideration for Seller’s performance of the Services is Buyer’s agreement to purchase the Unit and delivery of the purchase price therefor.

   Section 1.2. The Services may only be used in connection with the activities of the Unit, and consistent in all material respects in scope and type with the past practices of the Seller and its Affiliates.  Without prejudice to the other terms and conditions hereof, the Services shall be provided in a manner similar to that followed by the Seller or its Affiliates in the operation of the Unit prior to the Unit being laid up by Seller and in the servicing of equipment of Seller’s Affiliates similar to the Serviced Equipment in preparation for drilling operations, provided that the gear boxes shall be repaired and reinstalled in accordance with international good oilfield practices to ensure that the gear system is operational. Seller shall use its reasonable efforts to provide that any third party contracts for rendering the Services shall permit Seller to transfer any warranties thereunder to Buyer and shall transfer the same to Buyer at completion of the Services. For the avoidance of doubt, Buyer agrees that it shall pay for the commissioning of the Serviced Equipment.

    Section 1.3.  Buyer shall provide all assistance reasonably requested by Seller or its Affiliates in connection with the Services to be provided under this Agreement. Buyer shall also provide reasonable access to Seller to the Unit after Closing at the yard designated by Buyer in Singapore for purposes of removing the Seller’s BOP, located on the Unit as of the date hereof. Such removal shall be at Seller’s sole risk and cost and shall be completed by Seller no later than December 1, 2012.

    Section 1.4. Party Representatives.  Buyer and Seller shall each appoint a representative (respectively “Buyer’s Representative” and “Seller’s Representative”, and together, the “Representatives”) who shall each have authority to fully represent and bind Buyer or Seller respectively as to operational issues related to Services consistent with the terms of this Agreement, and to otherwise act on behalf of the Party to this Agreement appointing such Representative.  Either Party may withdraw authority of its Representative immediately upon written notice to the other Party, and shall designate a replacement Representative upon ten (10) Business Day’s prior written notice to the other Party.  Each Party shall direct that the Representative appointed by it shall use reasonable efforts to resolve in an amicable and co-operative manner issues which are raised by either of the Parties in relation to the Services.  If the Representatives are unable to resolve any issue within ten (10) Business Days of it being notified to the other, the dispute resolution procedure in Section 5.5 shall apply. Buyer’s Representative or its designee shall have the right to be present with the Serviced Equipment at all times during performance of the Services, but the presence of Buyer’s Representative shall in no way affect Seller’s obligations hereunder. Buyer shall also be permitted to have a representative of the classification society for the Unit present at testing and installation of the Serviced Equipment.

    Section 1.5. Excluded Services.  The Services shall not include any service which is not expressly described herein (including any exhibit hereto).

    Section 1.6. MODU Sale Agreement.  The Parties agree that Articles 8.6 and 9.2 of the MODU Sale Agreement shall not apply to the Serviced Equipment.

ARTICLE II

INDEMNITIES AND LIMITATIONS ON CLAIMS

    Section 2.1. Indemnities.

(a)
Indemnity by the Buyer. The Buyer shall be solely responsible for and shall defend, release, indemnify and hold harmless the Seller’s Group from and against any and all Claims howsoever arising from or in connection with:

(i)	death, illness of or injury to any Person within the Buyer’s Group; and/or

(ii)	loss of or damage to any property owned by any member of the Buyer’s Group including the Unit,

(iii)	personal injury including death or disease or loss of or damage to the property of any Third Party, and

(iv)	Consequential Loss suffered by the Buyer’s Group or any Third Party,

Regardless of Cause.

(b)
Indemnity by the Seller.  The Seller shall be solely responsible for and shall defend, release, indemnify and hold harmless the Buyer’s Group from and against any and all Claims howsoever arising from or in connection with:

(i)	death, illness of or injury to any Person within the Seller’s Group; and/or

(ii)	loss of or damage to any property owned by any member of the Seller’s Group,

(iii)	Consequential Loss suffered by the Seller’s Group,

Regardless of Cause.

    Section 2.2. Limitation on Remedies.  Subject only to Section 2.1 above:

         (a) Buyer hereby expressly waives any right Buyer may have to claim, collect or receive damages other than under breach of contractfor any non-performance, inadequate performance, faulty performanceor other failure or breach by Seller under or relating to this Agreement, Regardless of Cause. Nothing in this paragraph shall be construed to limit in any way Buyer’s right to recover physical possession of the Serviced Equipment following the Closing, as that term is defined in the MODU Sale Agreement.

         (b) Without limiting the generality of any other provision hereof, it is not the intent of Seller or its Affiliates to render professional advice or opinions; Buyer shall not rely on Seller or its Affiliates for such professional advice or opinions.  Buyer shall seek all third party professional advice and opinions as it may desire or need.

    Section 2.3. Relationship of the Parties. The Buyer understands and agrees that neither the Seller nor any of member if its Group shall be the agent of the Buyer, and no fiduciary duty or other legal duty or obligation or special standard of care imposed on an agent toward a principal or any other Person shall be imposed on the Seller or any member of its Group.  The Buyer understands and agrees that the Seller’s relationship to the Buyer under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement, and the Buyer hereby waives any and all rights that it may otherwise have under any Applicable Law or legal precedent to make any claim or take any action against the Seller or any of member if its Group based on any theory of agency, fiduciary duty or any implied or special standard of care.  This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any jurisdiction in which either Party is organized, or conducting business.

    Section 2.4. Term and Termination.

         (a) Term. This Agreement shall remain in full force and effect until the Termination Date.

ARTICLE III

FORCE MAJEURE

    Section 3.1. Effect and Definition.  No failure or omission by the Seller or the Buyer to perform or carry out any of its obligations in accordance with this Agreement (other than an obligation to make payment) shall give rise to any claim by the other Party or be deemed a breach of this Agreement if such failure or omission arises from an event of Force Majeure.

    For the purpose of this section, “Force Majeure” shall mean any event or circumstance that is beyond the reasonable control of, and not solely the result of the fault or negligence of, the party affected thereby, including but not limited to lightning, earthquakes, tornadoes, hurricanes, floods, washouts, storms, fires, explosions, epidemics, acts of God, other natural disasters, acts of the public enemy, computer crimes, cyberterrorism, confiscation or seizure by a Governmental Authority or other governmental interference (whether actual or claiming to act as such), insurrections, riots, civil disturbance, sabotage, terrorism, threats of sabotage or terrorism, vandalism, wars and warlike actions (whether declared or undeclared and whether actual, pending or expected), arrests or other restraints by a Governmental Authority (whether actual or claiming to act as), blockades, embargoes, boycotts, strikes, lockouts, labor unrest and other labor disputes.

    Section 3.2. Notification Requirements.  The Party claiming to be affected by a force majeure event shall (i) promptly notify the other Party of the beginning and end of any event claimed to be Force Majeure; and (ii) take all reasonable steps and precautions to alleviate or rectify the effects thereof; and (iii) resume performance in accordance with this Agreement as soon as is reasonably possible.

ARTICLE IV

GOVERNMENT RESTRICTIONS/BUSINESS ETHICS

Notwithstanding anything in this Agreement to the contrary, (a) neither Seller nor any member of its Group shall be required to undertake any actions, omissions, services or performance which would or may place the Seller or any member of its Group in violation of any Applicable Law, including without limitation, the U.S. Federal Foreign Corrupt Practices Act and the United Kingdom Bribery Act, as in force from time to time and (b) the Buyer acknowledges receipt from the Seller of the Seller’s Company Policy on Business Conduct and the Buyer agrees that the Seller shall not be required to take any actions, omissions, services or performance which would place the Seller or any member of its Group in violation of such Company Policy.

ARTICLE V

MISCELLANEOUS

    Section 5.1. Amendment and Modification. This Agreement may be amended or supplemented at any time by the Parties but only pursuant to an instrument in writing signed by both Parties.

    Section 5.2. Entire Agreement; Assignment; Binding Effect. This Agreement constitutes the entire agreement between the Parties and supersede any arrangement, understanding or previous agreement between them relating to its subject matter. Each Party acknowledges that in entering into this Agreement, and any documents referred to in it, does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any Person other than as expressly set out in this Agreement. Nothing in this Section 5.2 operates to limit or exclude any liability for fraud.  Neither Party may assign any of its rights hereunder without the prior written consent of the other Party.  However nothing shall prevent the Seller from causing performance of its obligations hereunder by Affiliates or Third Parties.

    Section 5.3. Severability. If any provision of this Agreement is held invalid or unenforceable, no other provision shall be affected.  With respect to the provision held invalid or unenforceable, the Parties shall amend this Agreement as necessary to effect the original intent of the Parties as closely as possible.

    Section 5.4. Notices. All notices and other communications (“Notices”) under this Agreement shall be in writing and shall be marked for the attention of the person(s), and sent to the address(es), or fax number(s), given in this Section (or such other address(es), fax number(s) or person(s) as the relevant Party may notify the other in accordance with the provisions of this section) and shall be delivered personally, or sent by fax, or by international courier service.

       (a) Notices to the Seller:

Transocean Discoverer 534 LLC
4 Greenway Plaza
Houston, Texas 77046

For the attention of:      Larry D. McMahan

with copies to:

Transocean Management Limited
Chemin de Blandonnet 10
CH-1214 Vernier
Switzerland

Attn: : Christophe Raimbault
Fax:  +41 22 930 9094

and

Ince & Co LLP
International House
1 St. Katharine’s Way
London E1W 1AY
UK

Attn:           Renaud Barbier-Emery
Fax:           +44 20 7481 4968

       (b) Notices to the Buyer:

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77006
Singapore 089316

Attn:           Owen Kratz
Fax:           +1 281 618 0505

With copy to:

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77006
Singapore 089316

Attn:           Alisa Johnson
Fax:           +1 281 618 0505

A Notice shall be deemed to have been given:

       (a) if delivered personally, at the time of delivery; or

       (b) in the case of fax, at the time of transmission; or

       (c) in the case of delivery by international courier service, two (2) Business Days after being delivered into the custody of such service; and

if deemed receipt under the previous paragraphs of this Section 5.4 is not within business hours of the place of receipt (meaning 9 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.  To prove service it is sufficient to prove that the Notice was transmitted by fax to the fax number of the Party or, in the case of international courier service, that the envelope containing the notice was properly addressed and delivered to the courier company.

    Section 5.5. Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of England and the Parties heeby irrevocably submit to the exclusive jurisdiction of the English Courts in London.

    Section 5.6. Seller’s Agent for Service of Process.  The Seller hereby irrevocably appoints [Ince Process Agents Limited at its registered office (presently being at 5th floor, International House, 1 St Katharine’s Way, London E1W 1AY)] as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts in connection with this Agreement.

    Section 5.7. Buyer’s Agent for Service of Process.  The Buyer hereby irrevocably appoints EC3 Services Limited at its registered office in England (presently being at St Botolph Building, 138 Houndsditch, London EC3A 7AR) (or such other Person being a firm of solicitors resident in England as it may substitute by notice) as its agents to receive and accept on its behalf any process or other document relating to any proceedings in the English courts in connection with this Agreement.

    Section 5.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    Section 5.9. Interpretation. In this Agreement:

       (a) The headings are for convenience of reference only and shall be ignored in construing this Agreement;

       (b) Where the context requires, the singular includes the plural and vice versa;

       (c) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

       (d) Unless the context otherwise indicates, references in this Agreement to articles, sections or exhibits are references, respectively, to articles, sections or exhibits of or to this Agreement;

       (e) All references in this Agreement to contracts, agreements and other documents shall be deemed to refer to such contracts, agreements and other documents as amended, modified and supplemented from time to time;

       (f) The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement; and

       (g) References to any Person in or party to this Agreement shall include reference to such Person’s lawful successors and assigns.

Each of the Parties acknowledge that it and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party or proferens shall not be employed in the interpretation of this Agreement.

    Section 5.10. No Third Party Beneficiaries.

       (a) The indemnities in Section 2.1 are made for the benefit of the Persons identified in these sections and, accordingly, each of those Persons may in their own right enforce those provisions in accordance with the Contracts (Rights of Third Parties) Act 1999 (“CRiTPA”). In accordance with section 2(3) of CRiTPA, the whole or any part of this Agreement may be rescinded or varied by agreement between the Seller and the Buyer without the consent of such third parties.

       (b) Save as provided in paragraph (a) above, a Person who is not a Party to this Agreement has no right under CRiTPA or otherwise to enforce any term of this Agreement.

    Section 5.11. The provisions of Articles II, IV and V shall survive any termination of this Agreement howsoever occurring.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and unconditionally delivered as a deed as of the date first written above.

TRANSOCEAN DISCOVERER 534 LLC

/s/ Larry McMahan
Name: Larry McMahan
Title:    President

HELIX ENERGY SOLUTIONS GROUP, INC.

/s/ Anthony Tripodo
Name: Anthony Tripodo
Title:    Executive Vice President
        and Chief Financial Officer

EXHIBIT A

Services

The Services to be arranged by Seller during the Transition Period pursuant to the terms of this Agreement shall be limited to the services specifically described below:

       (a) Provision of repair services with respect to the Unit’s top drive and delivery of such top drive following the repair services to the Buyer at the Singapore shipyard designated by the Buyer.

       (b) Provision of overhaul services with respect to the Unit’s two gear boxes, delivery of such gear boxes following the overhaul services to the Buyer at the Singapore shipyard designated by the Buyer and installation of such gear boxes pursuant to Buyer’s instructions on the Unit.